UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2002

MATTSON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21970	77-0208119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Bayview Drive
Fremont, California 94538
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 657-5900

Item 4.    Changes in Registrant’s Certifying Accountant

(a)(1)    Previous independent accountants

(i)    On May 21, 2002 the Company dismissed Arthur Andersen LLP (“Andersen”) as its independent accountants. Andersen had served as the independent auditors of the Company since November 1, 1999.

(ii)    The reports of Andersen on the financial statements of the Company for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii)    The decision to change independent accountants was approved by the Company’s Audit Committee.

(iv)    During the Company’s two most recent fiscal years and through the date of this Report, the Company has had no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Andersen, would have caused it to make reference thereto in its report on the financial statements of the Company for such periods.

(v)    During the Company’s two most recent fiscal years and through the date of this Report, the Company has had no reportable events under Item 304(a)(1)(v)(B), (C) or (D) of Regulation S-K. With reference to Item 304(a)(1)(v)(A), in its Memorandum on Internal Control in connection with the audit for 2001, Andersen noted four conditions that it considered to be reportable events. In particular, Andersen suggested that the Company needed to (i) better document the job descriptions, procedure manuals, and reporting lines within the finance organization, (ii) improve and formalize monitoring procedures regarding controller or management level review of entries posted by the staff, (iii) improve and automate procedures for month-end closings, and (iv) improve policies and procedures for tracking inventory balances. Company management did not disagree with the suggestions made by Andersen. The Company is currently addressing each of these conditions and believes it has made substantial progress toward implementing corrective measures. The Audit Committee of the Board of Directors discussed these matters with Andersen, and the Company has authorized Andersen to respond fully to any inquiries by PricewaterhouseCoopers LLP concerning these matters.

The Company has requested that Andersen furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 28, 2002 is filed as Exhibit 16 to this Form 8-K.

(2)    New independent accountants

The Company engaged PricewaterhouseCoopers LLP (“PWC”) as its new independent accountants as of May 23, 2002. During the two most recent fiscal years and through the date of their engagement by the Company, the Company did not consult with PWC regarding issues of the type described in Item 304(a)(2) of Regulation S-K.

Item 7.    Financial Statements and Exhibits

Exhibit 16:    Letter from Arthur Andersen LLP to the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTSON TECHNOLOGY, INC.

Date: May 28, 2002	By:	/s/ Ludger Viefhues
Ludger Viefhues, Executive Vice President and Chief Financial Officer